First Quarter 2014 Earnings Release Conference Call
May 1, 2014

Ron DeFeo - Terex Corporation - Chairman and Chief Executive Officer
Good morning ladies and gentlemen and thank you for your interest in Terex Corporation today. On the call with me is Kevin Bradley, Senior Vice President and Chief Financial Officer; Kevin O'Reilly, Vice President of Operational Finance; and Tom Gelston, Vice President of Investor Relations. Also participating on the call and available for your questions is the Terex leadership team, including several of our business segment presidents.

As usual, a replay of this call will be archived on the Terex website, www.terex.com, under Audio Archives in the Investor Relations section. I will begin with some overall commentary and highlights as usual. Kevin will follow with a more detailed financial report and then I will give some comments on where we are heading going forward and summarize before we open it up to your questions. We will be following the presentation that accompanied the earnings release and is available on our website. I would like to request that you ask one question and no more than one follow-up in order to give everyone a chance to participate.

Let me direct your attention to page 2 of the presentation, which is the forward-looking statement and non-GAAP measures explanation. We encourage you to read this as well as other items in our disclosures because the information we will be discussing today does include forward-looking material.

Let me begin with page 3. We announced last night that our first quarter 2014 earnings were $0.28 per share, a modest year-over-year improvement. This result was largely in line with our expectations. The quarter did reflect a mixed performance within our businesses. Most notably, our AWP segment, in spite of some significant weather conditions in the U.S., posted record first quarter sales. Our Construction, MP, and MHPS segments delivered results in line with our expectations. Our Cranes segment on the other hand was disappointing with a particularly weak performance in North America and in many developing markets. As I look forward, I am encouraged by the trends in our order intake and backlog for Cranes and, in general, when combined with our results in the quarter, we are reaffirming our 2014 annual guidance of $2.50 to $2.80 per share and a Free Cash Flow target of $200 to $250 million. We continue to expect the back half of the year to be the stronger of the two fiscal year halves, with first half EPS comprising between 40% to 45% of our full year results.

I’ll come back and provide some detailed highlights, but first I would like to turn it over to Kevin who will go through the financial results for the quarter.

Kevin Bradley - Terex Corporation - Senior Vice President and Chief Financial Officer
Thank you, Ron. Good morning everyone. Let’s turn to page 4, which provides a year-over-year comparison of the first quarter both reported and as adjusted. Although there were no adjustments in Q1 2014, details of 2013 adjustments can be found in the appendix. Net Sales for the quarter of $1.7 billion were flat with the prior year. Our AWP business posted 15% growth and MHPS was up 9%. Construction and Material Processing were down 7% and 3%, respectively. Although we planned for a slow start to the year in Cranes, the 16% decline in sales was greater than we anticipated.

Gross Margin was 20.1% for the quarter, up from 19.6%, as adjusted, in 2013. An improved mix of business including growth in AWP and MHPS was partially offset by the decline in Cranes. Margins in our Cranes segment were negatively impacted by a combination of decreased sales, lower factory utilization and unfavorable product mix.

SG&A increased slightly to $258 million during the quarter. AWP increased SG&A spending in dollars, but spending declined as a percentage of sales to 8.7% in the quarter from 9.1% last year, as we continued to invest in new product development and manufacturing footprint diversification. Construction and MHPS SG&A declined in both absolute dollars and as a percentage of sales as we have realized benefits from our 2013 restructuring actions. SG&A increased in Cranes as compared to last year, driven largely by increased investment in Tier IV engineering as well as higher marketing costs associated with trade show activity. Overall, we remain focused on cost efficiency and leveraging our overhead.

Operating profit increased slightly over last year’s adjusted levels, coming in at $75 million, or 4.5% of sales. Growth in AWP and the improved financial performance in Construction and MHPS were partially offset by the reduction we experienced in Cranes. Net Interest and Other Expense increased slightly when compared to the prior year’s adjusted number. Lower net interest expense, which reflects the benefits of the capital structure actions taken in 2013, was offset primarily by foreign exchange losses in the period.

In the first quarter 2014, our effective tax rate was 26.7% as compared to 42.8% as adjusted in 2013. Improvements in the quarter were primarily due to the reduced impact of losses not benefitted and from a greater benefit from uncertain tax provision releases compared to the first quarter of 2013. We continue to expect an effective tax rate between 33% and 35% for the full year 2014.

For Q1, EPS was $0.28. This compares to $0.22 as adjusted and $0.17 cents as reported in the prior year quarter. Net Working Capital as a percentage of annualized sales was to 27.6% compared to 25.7% reported in 2013. This increase was driven primarily by inventory expansion in AWP, where we built stock in anticipation of a strong Q2. Also contributing to the increase was the delayed commissioning of roughly $50 million of automation equipment in our port solutions business as previously communicated. Finally, stronger net operating profit after tax drove an improvement in ROIC from 7.2% in Q1 of last year to 8.6% in this quarter.

Let’s turn to page 5 and discuss changes in liquidity for the quarter. Given the capital allocation activities we discussed at the end of 2013, we thought it would be helpful to walk you through the impact those changes had on our liquidity during the first quarter. We began the year with $736 million in liquidity. Free cash flow (which we define as net cash from operations less capital expenditures) was $6 million in the first quarter. Although only slightly positive this quarter, we have historically been a net consumer of cash in the first quarter of the year due to the seasonal nature of many of our businesses. During the quarter, we completed the purchase of the remaining minority shares of Terex Material Handling & Port Solutions AG for $71 million, bringing our ownership to 100%. This will eliminate the remaining guaranteed payment associated with these shares, which had an effective cost to the Company of roughly 8%. It will also allow us to more quickly address structural costs now that it is no longer a public company. We also repurchased an additional $33 million of Terex shares within the quarter ($24 million of which settled in the quarter) bringing the total repurchased amount to $63 million since the inception of this program in December 2013. We paid a quarterly dividend of $5 million during the quarter and ended the quarter with liquidity of $632 million. As Ron mentioned, we are reconfirming our full year free cash flow guidance of $200 to $250 million.

Ron DeFeo - Terex Corporation - Chairman and Chief Executive Officer
Thank you Kevin. Let’s turn to page 6, our Net Sales Bridge. For the overall Company net sales were flat compared with the first quarter of 2013. In North America, which is our largest market at approximately 41% of Q1 net sales, performance was down slightly from a year ago, with wide variances between a positive AWP, with double digit growth, offset by a double digit decline in Cranes. We were encouraged with the overall Company growth which we have experienced in Europe (32% of Q1 net sales), as net sales were up over 30% for the Company with all segments growing in Europe. This was the fourth quarter in a row with sequential European growth. The remaining markets, mostly developing markets, were down meaningfully in the first quarter, virtually offsetting our European gains for now.

From a segment perspective, our AWP business remained strong with 15% top line growth and improvements in all three product categories - booms, scissors and telehandlers. The story remains a strong rental market in the U.S. and improving business conditions in Europe. Our Cranes sales declined $77 million, or 16%, in the quarter versus a year ago with most regions starting the year slowly except for Europe. From a product perspective, we saw declines in our rough terrain and all-terrain product categories with improving sales in our large crawlers and tower cranes. MHPS sales improved 9% in the quarter driven by growth, principally in our port business.

Turning to page 7, operating profit and operating margins improved slightly in the quarter. Our AWP segment continued to deliver strong margins with operating profit up 13% from Q1 2013. Planned investments in new product development, ConExpo expense, and manufacturing footprint has put modest pressure on incremental margins in the short-term. Construction continues to make improvements as our discipline around cost control along with improving order rates has better positioned the business toward profitability over the balance of 2014. The decrease in operating profit for the Cranes segment was primarily a volume story: lower sales, plus factory underutilization (created by the lower sales levels), coupled with increased investment in our engineering spending in preparation for Tier IV, yielded a break even quarter for Cranes. We will detail why we believe net sales will improve in a few minutes. MHPS performance improved as a result of higher sales volume and the 2013 restructuring actions. We expect MHPS to be profitable during the remaining quarters of the year and, similar to last year, the operating margin should improve throughout the year.

Page 8 illustrates strong year-on-year and quarter-on-quarter backlog growth. AWP has seen a shift in the ordering patterns of customers moving orders from the last quarter of the year to closer to when customers actually need the equipment. Increased orders for the Cranes segment has been driven by recovering orders in North America and improved conditions throughout Europe. MHPS has also received good bookings from China and Europe in the first quarter of 2014. Overall, an encouraging quarter with regard to bookings, indicating solid revenue for the remainder of 2014. Construction is seeing good orders activity in the U.S. following Conexpo, as well as in the UK. When looking at the first quarter of 2013 as a comparison, MHPS is the large driver, as certain large port automation projects are now being reported in the next 12 months backlog category.

On page 9, we provide a chart that takes a deeper look at our Cranes bookings and backlog. The orders are improving, with the highest quarterly bookings in nearly two years. For our Crane segment, we booked $533 million of orders in Q1 on top of $512 million in Q4 of 2013. This is why the trailing six-month averages shown on the bottom left chart on page 9 finally reflect a building backlog. Consequently, the past two quarters have had greater than 100% book to bill ratios with 138% in Q1 2014. We expect this to result in an improved second half performance with the first half modestly worse than initially anticipated.

On page 10, we have provided the book to bill trends for all of our segments. This includes all orders taken during the periods – not just those for delivery in the next 12 months. A few points to note: first the nearly $800 million of orders taken in our AWP segment in Q1 2014, clearly an indicator of a positive year and a positive environment, and also fairly broad-based progress on these ratios across the Company as you can note by segment. We think this supports our modestly improving trend viewpoint.

To conclude on page 11, during the first quarter we delivered earnings generally in line with our guidance. We continue to see AWP performance as strong, and we remain positive about the Construction, MHPS and MP segments responding to improving market conditions. We are encouraged by recent order trends in Cranes, despite struggling with lower sales and earnings in the first quarter. We continue to expect gradual performance improvement in the first half of 2014 and some acceleration in the back half of the year. We reiterate our EPS guidance of between $2.50 and $2.80 per share. Critical to our success is remaining focused and disciplined in pursuit of our internal initiatives in order to maximize the returns to our shareholders through higher EPS and ROIC which we expect to continue over the next several years.

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